Exhibit 8.1

Scinai Immunotherapeutics – List of Subsidiaries

Subsidiary	Country of Incorporation	Ownership Interest
Scinai BioServices Inc.	Delaware (U.S.A)	100%

Scinai Immunotherapeutics Spółka z ograniczoną odpowiedzialnością	Poland	100%